EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-93473, 33-12399, 33-40796, 33-78584 and 33-65081 of Dionex Corporation on Form S-8 of our reports dated July 30, 2001, appearing in and incorporated by reference in the Annual Report on Form 10-K of Dionex Corporation for the year ended June 30, 2001.

DELOITTE & TOUCHE LLP

San Jose, California
September 25, 2001